Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal First Quarter 2008, Completes Acquisition of 15 Existing Franchised Red Robin Restaurants and Increases Earnings Guidance for Fiscal Year 2008

Greenwood Village, Colo. — (BUSINESS WIRE) – May 20, 2008 –Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the sixteen weeks ended April 20, 2008.

Financial and Operational Highlights

Highlights for the sixteen weeks ended April 20, 2008, compared to the sixteen weeks ended April 22, 2007, are as follows:

•                  Total revenues increased 20.4% to $255.6 million.

•                  Restaurant revenue increased 21.2% to $250.9 million.

•                  Company-owned comparable restaurant sales increased 3.9%.

•                  Restaurant-level operating profit increased 14.9% to $47.9 million.

•                  Diluted earnings per share were $0.43 vs. $0.44 in the first quarter a year ago.

•                  A total of 10 new Red Robin® restaurants, nine company-owned and one franchised location, were opened during the first quarter 2008.

As of the end of the fiscal first quarter of 2008, there were 258 company-owned and 135 franchised Red Robin® restaurants.

“While the overall macroeconomic environment remains very challenging for our industry, we were pleased to achieve increased comparable restaurant sales in the first quarter and we are encouraged by the traction that we are getting from our national media campaign, along with our other sales and marketing efforts.  Our brand building initiatives continue to raise awareness and excitement for Red Robin, and are helping us manage the headwinds facing our traffic counts, which were down only slightly during the quarter,” said Dennis B. Mullen, chairman and chief executive officer.

“Looking ahead, in anticipation of further intense commodity and other margin pressures, we will continue managing costs while maintaining the great dining experience that our Guests enjoy and expect.  We are on plan with new restaurant development and also recently completed the accretive acquisition of 15 Red Robin franchised restaurants.”

Acquisitions of 15 Franchised Restaurants

The Company also announced the completion of its acquisitions of 15 existing Red Robin franchised restaurants from three franchise partners for a combined purchase price of $28.6 million, net of working capital adjustments.  The purchase price was paid in cash, funded primarily through borrowings under the Company’s existing credit facility.  In addition, on April 15, 2008, the Company completed the purchase of a restaurant that was under construction in Eau Claire, Wisconsin, and has since been opened by the Company on May 5, 2008.  The acquisition of one existing restaurant in New Jersey was completed on April 28, 2008, and the acquisition of eight existing restaurants in Wisconsin, three restaurants in Minnesota and three restaurants in northern Indiana was completed on May 19, 2008.  In addition to the acquisition of existing restaurants, the Company will gain access to development rights where these restaurants are located – territories that were formerly subject to exclusivity provisions.  The combined revenue from the 15 existing restaurants was approximately $41.8 million in 2007.

The acquisitions are expected to add between $25 and $27 million of revenue, and approximately $0.04 per diluted share to earnings for the remainder of fiscal year 2008.  For accounting purposes the financial results of all 15 restaurants will be included in the Company’s financial results from their acquisition dates forward.

Fiscal First Quarter 2008 Results

Comparable restaurant sales increased 3.9% for company-owned restaurants in the fiscal first quarter of 2008 compared to the fiscal first quarter of 2007, driven by a 4.3% increase in the average guest check, which was offset by a 0.4% decline in guest counts.  Average weekly comparable sales for company-owned restaurants were $64,543 from the 200 comparable restaurants in the fiscal first quarter of 2008, compared to $63,169 for the 151 comparable restaurants in the fiscal first quarter of 2007.  Average weekly sales for the 42 non-comparable company-owned restaurants were $55,165 in the fiscal first quarter of 2008, compared to $53,979 for the 52 non-comparable restaurants in the fiscal first quarter a year ago.  Average weekly sales for 16 California restaurants acquired in June and July of 2007 and one managed restaurant in California were $61,396 in the fiscal first quarter of 2008 compared to $63,350 for the first quarter of 2007.

In the first quarter 2008, the Company’s results were negatively impacted by lower restaurant sales in California, Arizona and Nevada – markets that have been disproportionately impacted by macroeconomic factors. Excluding the impact from the Company’s 56 comparable restaurants in these three markets, comparable restaurant sales would have been about 2.3% higher or approximately 6.2%. The Company’s comparable guest counts excluding the negative 2.1% impact from the restaurants in these three markets would have been a positive 1.7%.  The restaurants in California, Arizona and Nevada represent 28% of the total company-owned comparable restaurants and these 56 comparable restaurants contributed more than 30% of the Company’s restaurant revenues in fiscal 2007.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 20.4% to $255.6 million in the fiscal first quarter of 2008, versus $212.3 million last year.  Franchise royalties and fees decreased 11.2% to $4.6 million in the fiscal first quarter of 2008 compared to $5.2 million in the same period a year ago.  Franchise royalties and fees in the fiscal first quarter 2007 included $588,000 from royalties attributed to 17 acquired or managed restaurants in California and $315,000 in fees from the openings of nine franchised restaurants in the first quarter 2007 versus $35,000 for one franchised restaurant opening the first quarter 2008.

For the fiscal first quarter of 2008, the Company’s franchise system reported a decrease in total U.S. franchise restaurant sales of 6.2% to $105.9 million, compared to $113.1 million in the prior year period, due primarily to $17.4 million of first quarter 2007 revenue from the California restaurants acquired by the Company in June and July of 2007.  Comparable sales in the fiscal first quarter of 2008 for franchise restaurants in the U.S. and Canada increased 4.0% and 6.7%, respectively, over the fiscal first quarter of 2007.  Average weekly comparable sales for the U.S. franchised restaurants were $56,809 from the 94 comparable restaurants in the fiscal first quarter of 2008, compared to $56,855 for the 95 comparable restaurants in the fiscal first quarter of 2007.  Average weekly sales in the fiscal first quarter of 2008 for the Company’s 18 comparable franchise restaurants in Canada were C$50,662 versus C$47,501 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 19.1% in the fiscal first quarter of 2008 compared to 20.1% in the fiscal first quarter of 2007.  Fiscal first quarter 2008 restaurant-level operating profit margins were negatively impacted by approximately 0.95% of higher food and beverage costs and approximately 0.45% of increased operating costs which includes higher year-over-year contributions to the Company’s national advertising fund, offset by 0.4% of lower labor costs.  The Company’s first quarter 2008 restaurant level operating profit without the 56 comparable restaurants in California, Arizona and Nevada would have been 19.9%.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $22.5 million in the fiscal first quarter of 2008 and $18.9 million in the fiscal first quarter of 2007, which were 8.8% and 8.9% of total revenue, respectively.  The first quarter 2008 G&A expense includes expenses associated with first quarter national advertising spending, which will be offset through the remainder of the year.

Interest expense was $2.3 million in both the fiscal first quarter of 2008 and first quarter of 2007.

Net income for the fiscal first quarter of 2008 was $7.3 million or $0.43 per diluted share, as compared to net income of $7.5 million, or $0.44 per diluted share, in the fiscal first quarter of 2007.

Outlook

For the fiscal second quarter of 2008, which is a twelve week quarter, the Company expects to open seven  to eight new company-owned restaurants with the franchisees opening one to two new franchised restaurants.  Four company-owned and one new franchised restaurant have already opened during the fiscal second quarter of 2008 and 13 company-owned and 5 franchise restaurants are currently under construction.  In fiscal 2008, the Company plans to open 30 to 32 new company-owned units, while franchisees are expected to open between nine and 11 new restaurants.

For the 2008 fiscal year, which is a 52-week year, the Company now expects revenues of $905 to $918 million and net income of $2.04 to $2.23 per diluted share, up from prior fiscal year 2008 revenue projections of $880 to $893 million and net income of $2.00 to $2.20 per diluted share.  These updated projected fiscal year 2008 results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2.5% to 4%, including the Company’s late March 2008 price increase of approximately 0.5%, and an anticipated late-June price increase of approximately 2.7%.  The updated fiscal year 2008 financial guidance includes the impact from the acquisitions of 15 Red Robin franchised restaurants, including acquisition-related expenses.

The Company’s 2008 annual financial guidance includes the national advertising campaign that is being funded by company-owned and franchised restaurants.  Total 2008 spending is expected to be approximately $18.0 million to $19.0 million — up from $11.5 million in fiscal year 2007 — which will continue to be funded by a national advertising fund, whereby each restaurant in the system, company-owned and franchised, is contributing approximately 1.5% of their restaurant revenue in fiscal year 2008.  The 2008 advertising campaign began on February 4, 2008, and will run for 24 weeks ending in mid November 2008.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its first quarter 2008 results today at 5:00 p.m. ET. The conference call number is (888) 740-6143.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 390 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipation,” “assumptions” “believes,” “continue,” “expects,” “guidance”, “plan,” “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; our ability to successfully integrate the acquired franchise restaurants; changes in general economic conditions, consumer preferences, or consumer discretionary spending; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs; labor shortages, particularly in new markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; the continued effectiveness of our initiative to normalize new restaurant operations; the continued effectiveness of our advertising strategy; potential fluctuation in our quarterly operating results due to seasonality, increases in costs and other factors; the effect of increased competition in the casual dining market; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  changes in availability of capital or credit facility borrowings; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	April 20, 2008	December 30, 2007
Assets:
Current Assets:
Cash and cash equivalents	$17,028	$12,914
Accounts receivable, net	6,607	4,751
Inventories	10,956	10,367
Prepaid expenses and other current assets	7,831	9,246
Income tax receivable	4,622	4,760
Deferred tax asset	3,159	3,159
Restricted current assets—marketing funds	3,656	2,095
Total current assets	53,859	47,292
Property and equipment, net	403,547	399,270
Goodwill	56,299	56,299
Intangible assets, net	40,119	41,059
Other assets, net	5,554	4,869
Total assets	$559,378	$548,789
Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$14,954	$9,263
Construction related payables	7,534	13,416
Accrued payroll and payroll related liabilities	25,450	29,146
Unredeemed gift certificates	8,688	10,789
Accrued liabilities	22,440	19,404
Accrued liabilities—marketing funds	3,656	2,095
Current portion of term loan notes payable	11,250	11,250
Current portion of long-term debt and capital lease obligations	606	558
Total current liabilities	94,578	95,921
Deferred rent	22,769	21,728
Long-term portion of term loan notes payable	130,313	133,125
Other long-term debt and capital lease obligations	11,749	8,813
Other non-current liabilities	4,730	4,760
Total liabilities	264,139	264,347
Commitments and contingencies

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 16,851,385 and 16,793,057 shares issued and outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 11,517 shares, at cost	(83)	(83)
Paid-in capital	159,788	156,928
Accumulated other comprehensive income, net of tax	684	—
Retained earnings	134,833	127,580
Total stockholders’ equity	295,239	284,442
Total liabilities and stockholders’ equity	$559,378	$548,789

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except share amounts)

(Unaudited)

	Sixteen Weeks Ended
	April 20, 2008	April 22, 2007

Revenues:
Restaurant revenue	$250,902	$207,057
Franchise and royalty fees	4,634	5,218
Rent revenue	57	50
Total revenues	255,593	212,325

Costs and expenses:
Restaurant operating costs:
Cost of sales	59,348	47,035
Labor	85,139	71,002
Operating	42,506	34,056
Occupancy	16,002	13,253
Depreciation and amortization	14,849	12,289
General and administrative	22,475	18,933
Pre-opening costs	2,563	2,479
Total costs and expenses	242,882	199,047

Income from operations	12,711	13,278
Other expense:
Interest expense, net	2,296	2,299
Other	13	4
Total other expenses	2,309	2,303

Income before income taxes	10,402	10,975
Provision for income taxes	3,149	3,512
Net income	$7,253	$7,463
Earnings per share:
Basic	$0.43	$0.45
Diluted	$0.43	$0.44
Weighted average shares outstanding:
Basic	16,736	16,609
Diluted	16,946	16,775

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Sixteen Weeks Ended
	April 20, 2008	April 22, 2007
Cash Flows From Operating Activities:
Net income	$7,253	$7,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,849	12,289
Stock-based compensation expense	1,828	1,768
Other, net	82	92
Changes in operating assets and liabilities	3,884	4,675
Cash provided by operating activities	27,896	26,287

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	26	(749)
Acquisition of franchise restaurants, net of cash acquired of $21 and $0, respectively	(1,097)	—
Purchases of property and equipment	(23,627)	(27,737)
Cash used in investing activities	(24,698)	(28,486)

Cash Flows From Financing Activities:
Borrowings of long-term debt	3,000	16,000
Payments of long-term debt	(2,812)	(10,365)
Proceeds from exercise of stock options and employee stock purchase plan	773	845
Excess tax benefit related to exercise of stock options	128	213
Payments of other debt and capital lease obligations	(173)	(162)
Cash provided by financing activities	916	6,531

Net change in cash and cash equivalents	4,114	4,332
Cash and cash equivalents, beginning of period	12,914	2,762
Cash and cash equivalents, end of period	$17,028	$7,094

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$90	$891
Interest paid, net of amounts capitalized	2,273	3,316

Supplemental Disclosure of Non-Cash Items:
Increases (decreases) of property and equipment purchased on account	$(5,882)	$1,262
Capital lease obligations incurred for equipment purchases	156	—
Unrealized gain on cash flow hedge, net of tax	684	—

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen weeks ended April 20, 2008 and April 22, 2007, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 20, 2008		April 22, 2007

Restaurant revenues	$250,902	98.2%	$207,057	97.5%
Restaurant operating costs:
Cost of sales	59,348	23.7	47,035	22.7
Labor	85,139	33.9	71,002	34.3
Operating	42,506	16.9	34,056	16.4
Occupancy	16,002	6.4	13,253	6.4
Restaurant-level operating profit	47,907	19.1	41,711	20.1

Add – other revenues	4,691	1.8	5,268	2.5
Deduct – other operating:
Depreciation and amortization	14,849	5.8	12,289	5.8
General and administrative	22,475	8.8	18,933	8.9
Pre-opening costs	2,563	1.0	2,479	1.2
Total other operating	39,887	15.6	33,701	15.9

Income from operations	12,711	5.0	13,278	6.3

Total other expenses	2,309	0.9	2,303	1.1
Provision for income taxes	3,149	1.2	3,512	1.7
Total other	5,458	2.1	5,815	2.7

Net income	$7,253	2.9%	$7,463	3.5%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.